EXHIBIT 12.1

                              US AIRWAYS, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                  YEARS ENDED DECEMBER 31,
                                           --------------------------------------------------------------------

                                                2000            1999           1998         1997        1996
                                                ----            ----           ----         ----        ----

                                                                  (IN THOUSANDS EXCEPT RATIO AMOUNTS)

Earnings:
  Pre-tax income (loss)                    $    (202,371)   $   459,305    $   935,844  $   673,229   $ 191,043
    Add (deduct):
     Fixed charges:
        Interest expense                   $     251,948    $   194,815    $   223,604  $   260,029   $ 283,936
        Amortization of debt
          issue expense                            4,273          2,579          6,507        2,684       2,844
        Interest factor in non-
          capitalized rentals                    334,067        312,911        346,948      320,625     303,383
     Interest capitalized**                      (15,259)       (18,082)        10,478      (11,582)     (8,398)
     Amortization of previously
       capitalized interest                       11,286         10,830         10,112       10,269      10,286
                                           --------------   ------------   ------------   ----------  ----------

                                           $     383,944    $   962,358    $ 1,533,493  $ 1,255,254   $ 783,094
                                           --------------   ------------   ------------   ----------  ----------



Fixed charges:
  Interest expense                         $     251,948    $   194,815    $   223,604 $    260,029   $ 283,936
  Amortization of debt
    issue expense                                  4,273          2,579          6,507        2,684       2,844
  Interest factor in non-
    capitalized rentals                          334,067        312,911        346,948      320,625     303,383
                                           --------------   ------------   ----------- ------------   ----------

                                           $     590,288    $   510,305    $   577,059 $    583,338   $ 590,163
                                           --------------   ------------   ----------- ------------   ----------




Ratio of earnings to fixed charges                *              1.9            2.7          2.2         1.3
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*    For the twelve months ended December 31, 2000 earnings were not sufficient to cover fixed charges. Additional earnings of
     approximately $206 million would have been required to achieve a ratio of 1.0.

** During the second quarter of 1998, US Airways wrote-off capitalized interest on equipment purchase deposits in conjunction with the settlement of litigation between US Airways and The Boeing Company.


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